Eleven Biotherapeutics Reports Third Quarter 2016 Financial Results
-Management to host conference call today at 8:30 a.m. ET-
Cambridge, Mass., November 14, 2016 - Eleven Biotherapeutics, Inc. (NASDAQ: EBIO), a late stage clinical oncology company advancing a broad pipeline of novel product candidates based on its Targeting Protein Therapeutics (TPTs) platform, today reported financial results for the third quarter ended September 30, 2016, and recent business highlights.
"This is an exciting period for Eleven. We completed the Roche licensing deal, including $30 million in upfront and milestone payments received to date. We also completed the acquisition of Viventia Bio Inc. which allowed us to become a late stage oncology company. Perhaps most excitingly, we are making significant progress in moving forward what we believe could be therapeutics that materially improve patients’ lives. We anticipate complete enrollment in the first half of next year for our Phase 3 clinical trial of ViciniumTM as a potential treatment for high-grade non-muscle invasive bladder cancer, and expect topline data in the first half of 2018," said Stephen Hurly, President and Chief Executive Officer of Eleven Biotherapeutics. "We also plan to initiate our Phase 2 trial in late-stage squamous cell carcinoma of the head and neck with Proxinium in combination with a checkpoint inhibitor in the first half of 2017. Also in 2017, we plan on submitting an IND with the FDA for our lead product in our systemic pipeline based on our proprietary payload deBouganin. With the combined expertise of Eleven and the Viventia team, I am very excited about the opportunities we have ahead."
Third Quarter and Recent Business Highlights:

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Completed acquisition of Viventia Bio Inc., creating a company focused on the development of novel therapies based upon antibody fragments genetically fused to cytotoxic proteins, or TPTs, as new treatments in areas of oncology. Eleven’s pipeline now includes Viventia’s lead product candidates Vicinium and Proxinium. Both product candidates are anti-EpCAM (epithelial cell adhesion molecule) fusion proteins that have been optimized for local tumor administration.

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Vicinium is in a Phase 3 clinical trial for high grade non-muscle invasive bladder cancer (NMIBC) with topline data expected in the first half of 2018. In a Phase 2 clinical trial, Vicinium demonstrated a complete response rate of 40% at three months with no patients discontinuing treatment due to treatment related serious adverse events. To date, Vicinium has been evaluated in more than 100 patients in previously completed clinical trials.

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Proxinium is expected to enter a Phase 2 clinical trial in combination with a checkpoint inhibitor in the first half of 2017 for the treatment of late-stage squamous cell carcinoma of the head and neck. In previous clinical trials, Proxinium was generally well-tolerated and showed signs of anti-tumor activity. Proxinium has received orphan drug designation from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA), and Fast Track designation from the FDA.

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Completed exclusive License Agreement with Roche for IL-6 antagonist antibody technology, including EBI-031. Eleven granted Roche an exclusive, worldwide license to develop and commercialize EBI-031 and all other IL-6 antagonist antibody technology owned by Eleven. Eleven has received $30 million in payments from Roche, including a $7.5 million upfront payment in connection with the effectiveness of the License agreement, and a $22.5 million milestone payment based on the IND application for EBI-031 becoming effective. Under the terms of the License Agreement, Eleven could receive up to an additional $240 million upon the achievement of certain future regulatory, development and commercialization milestones. In addition, Eleven is entitled to receive royalties based on net sales of potential future products containing EBI-031 or any other potential future products containing other Eleven IL-6 compounds.

Third Quarter 2016 Financial Results:

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Revenue: Revenue was $28.7 million for the three months ended September 30, 2016, compared to $0.1 million for the same period in 2015. The increase was due to the revenue recognized from the License Agreement with Roche.

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R&D Expenses: Research and development expenses were $2.8 million for the three months ended September 30, 2016, compared to $6.7 million for the same period in 2015. The decrease was primarily due to a decrease of isunakinra-related development expenses, for which development activities are no longer ongoing, as well as decreases in EBI-031 related development expenses due to the License Agreement with Roche.

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G&A Expenses: General and administrative expenses were $6.4 million for the three months ended September 30, 2016, compared to $2.7 million for the same period in 2015. The increase was primarily due to increased severance, retention and stock-based compensation expenses and professional fees related to our review of strategic alternatives and the acquisition of Viventia.

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Net Income (Loss): Net income was $19.5 million, or $0.95 per basic share and $0.91 per diluted share, for the three months ended September 30, 2016, compared to a net loss of $9.7 million, or $0.50 per basic and diluted share, for the same period in 2015. The change was primarily the result of the revenue recognized from the License Agreement with Roche.

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Cash and Cash Equivalents: Cash and cash equivalents were $30.7 million as of September 30, 2016. We believe that our cash and cash equivalents as of September 30, 2016 will enable us to fund our operating expenses into 2018.

Events and Presentations:

•	Protein & Antibody Engineering Summit (PEGS) Europe, October 31-November 4, 2016 in Lisbon, Portugal.

•	European Antibody Congress, November 14-16, 2016 in Basel, Switzerland

Conference Call Information:
Eleven Biotherapeutics’ management team will host a conference call and audio webcast today at 8:30 a.m. ET to discuss the third quarter 2016 results and provide a corporate update. To access the conference call, please dial (844) 831-3025 (domestic) or (315) 625-6887 (international) at least five minutes prior to the start time and refer to conference ID 14447038.

An audio webcast of the call will also be available on the Investors & Media section of the company's website, www.elevenbio.com. An archived webcast will be available on the Company's website approximately two hours after the event and will be available for 30 days.

About Eleven Biotherapeutics
Eleven Biotherapeutics, Inc. is a late stage clinical oncology company advancing a broad pipeline of novel product candidates based upon the Company's targeted protein therapeutics (TPTs) platform. The Company's TPTs incorporate a tumor-targeting antibody fragment and a protein cytotoxic payload into a single protein molecule in order to achieve focused tumor cell killing. The TPTs fusion protein construction provides enhanced linker stability and an efficient and cost effective manufacturing process. The Company believes its TPT approach offers significant advantages in treating cancer over existing antibody drug conjugate technologies. The Company believes its TPTs provide effective tumor targeting with broader cancer cell-killing properties than are achievable with small molecule payloads that require tumor cell proliferation and face multi-drug resistance mechanisms. Additionally, the Company believes that its TPT’s cancer cell-killing properties promote an anti-tumor immune response that will potentially combine well with immune oncology drugs such as checkpoint inhibitors. For more information please refer to the Company's website at www.elevenbio.com.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, the Company's strategy, future operations, and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the occurrence of any event change or other circumstances that could give rise to the termination of the License Agreement, the uncertainties inherent in receiving future payments pursuant to the License Agreement, the uncertainties inherent in the initiation and conduct of clinical trials, our ability to successfully develop our product candidates and complete our planned clinical programs, our ability to obtain marketing approvals for our product candidates, expectations regarding our ongoing clinical trials, availability and timing of data from clinical trials, whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical studies will be indicative of the results of future studies, the adequacy of any clinical models, expectations regarding regulatory approvals, our ability to obtain, maintain and protect our intellectual property for our technology and products, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the financial performance of the Company, other matters that could affect the availability or commercial potential of the Company’s product candidates and other factors discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the "Risk Factors of Viventia's Business" filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2016 and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

ELEVEN BIOTHERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Total revenue	$28,650	$67	$29,156	$425
Operating expenses:
Research and development	2,754	6,745	10,684	18,252
General and administrative	6,366	2,681	11,984	7,531
Total operating expenses	9,120	9,426	22,668	25,783
Income (loss) from operations	19,530	(9,359)	6,488	(25,358)
Other income (expense), net	(43)	(334)	(1,066)	2,235
Net income (loss)	$19,487	$(9,693)	$5,422	$(23,123)
Net income (loss) per share —basic	$0.95	$(0.50)	$0.27	$(1.23)
Weighted-average number of common shares used in net income (loss) per share—basic	20,495	19,345	20,004	18,806
Net income (loss) per share—diluted	$0.91	$(0.50)	$0.26	$(1.23)
Weighted-average number of common shares used in net income (loss) per share—diluted	21,423	19,345	20,796	18,806

ELEVEN BIOTHRAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	September 30,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$30,716	$36,079
Restricted cash	94	—
Prepaid expenses and other current assets	952	232
Due from related party	50	—
Total current assets	31,812	36,311
Property and equipment, net	894	407
Restricted cash	10	94
Intangible assets	36,200	—
Goodwill	10,312	—
Other assets	350	13

Total assets	$79,578	$36,825

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,761	$1,246
Accrued expenses	2,492	1,794
Deferred revenue	1,250	406
Due to related party	697	—
Other current liabilities	65	—
Notes payable, current portion	—	4,134
Total current liabilities	6,265	7,580
Other liabilities	—	423
Notes payable, net of current portion	—	9,763
Due to related party	117	—
Warrant liability	77	115
Deferred tax liability	9,774	—
Contingent consideration	21,900	—

Stockholders' equity:
Common stock	24	20
Additional paid-in capital	161,201	144,126
Accumulated deficit	(119,780)	(125,202)
Total stockholders' equity	41,445	18,944

Total liabilities and stockholders' equity	$79,578	$36,825

Contact:
Leah Monteiro
Eleven Biotherapeutics
617-444-8556
Leah.monteiro@elevenbio.com